Exhibit 99.1

RPM INTERNATIONAL ANNOUNCES LEADERSHIP CHANGES

MEDINA, Ohio – October 2, 2025 – RPM International Inc. (NYSE: RPM) today announced key leadership changes aimed at continuing the company’s growth and success. These leadership updates come as part of a broader strategic reorganization designed to streamline operations by transitioning from four reporting groups to three. The new structure further enhances collaboration and operational efficiency across the organization.

On October 2, 2025, the RPM International Inc. Board of Directors elected David Dennsteadt to RPM executive vice president. In this new role, Dennsteadt will oversee all corporate administrative functions, including finance, legal, risk management, human resources, manufacturing and operations. Bringing a wealth of experience from his recent tenure as group president of RPM’s Performance Coatings Group (PCG), Dennsteadt has delivered consistent record-breaking sales and earnings while cultivating a global strategic vision. Since joining Stonhard in 1995 as a technical service engineer, Dennsteadt has held a variety of leadership roles, including managing director of Stonhard Europe, vice president of PCG, and group president of PCG. His experience spans operations, international business development, corporate development and acquisition strategy. Dennsteadt holds a bachelor’s degree in civil engineering from Rutgers University and an MBA from New York University’s Stern Executive MBA Program.

RPM chairman and CEO Frank Sullivan stated, “Dave has been a transformational leader within the Performance Coatings Group, demonstrating his ability to deliver exceptional results while fostering innovation. His global perspective and strategic insight will continue to be invaluable as he takes on new responsibilities at our corporate headquarters.”

Gregory Michael succeeded Dennsteadt as group president of the newly expanded Performance Coatings Group. Previously, Michael demonstrated exemplary leadership as president of Stonhard, where he expanded sales, executed long-term strategic plans, achieved record profitability and increased efficiency. Under Michael’s guidance, Stonhard became a top performer among RPM companies for operational and commercial excellence. Michael holds a bachelor’s degree in accounting from Rider University.

“Greg’s track record speaks to his ability to innovate, adapt and deliver sustainable growth,” remarked Sullivan. “His leadership will be instrumental in driving the Performance Coatings Group forward, ensuring we continue to meet and exceed the expectations of our customers and shareholders.”

These changes signal a significant step in RPM’s ongoing transformation, driven by experienced leaders committed to positioning the company for continued growth and success.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across three reportable segments: consumer, construction products and performance coatings. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, The Pink Stuff, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 17,800 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.